Contact: Jonathan Burgin CFO (972) 3-645-5004 jonathanb@radcom.com

FOR IMMEDIATE RELEASE

RADCOM SIGNS AGREEMENTS FOR $2.5M PIPE TRANSACTION
-- Special General Meeting of Shareholders Called for January 30, 2008
to Approve Transaction --

TEL-AVIV, Israel - December 19, 2007-- RADCOM Ltd. (RADCOM) (NASDAQ and TASE: RDCM) today announced that it has signed a definitive agreement with investors regarding a private placement transaction (PIPE), subject to, among other conditions, the approval of Radcom’s meeting of shareholders. The largest investor in the proposed PIPE is the Company’s Chairman, Mr. Zohar Zisapel, who will invest approximately $1.65 million.

In order to approve the transaction, the Company is calling a special meeting of shareholders to be held on January 30, 2008.

According to the terms of the definitive agreement signed with the investors, the Company will issue ordinary shares to the investors at an aggregate purchase price of $2.5 million, with the exact price per share to be based on the average closing price of the Company’s ordinary shares on the ten trading days prior to the shareholders’ meeting, less a discount of 10%. The investors will also be granted warrants to purchase one ordinary share for every three ordinary shares purchased by them in the transaction. In addition, the Company has agreed to register the resale of the shares and the shares underlying the warrants. The PIPE investment is subject to the approval of the Company’s shareholders at the aforementioned special meeting.

In addition, Management is currently negotiating terms with a venture lending firm for a loan of $2.5 million. There can be no assurance that this transaction will close.

Commenting on the news, Mr. David Ripstein, President and CEO of RADCOM, said, “We are gratified by the confidence demonstrated by our investors in making this significant capital injection. The PIPE will increase our cash balance significantly, enhancing our positioning with our customers. We believe the combination of this strengthened capital base with our recently streamlined expense platform, expanded sales pipeline and more effective sales channels position us to return to profitability and to accelerated growth in the year ahead.”

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About RADCOM

RADCOM develops, manufactures, markets and supports innovative network test and service monitoring solutions for communications service providers and equipment vendors. The Company specializes in Next Generation Cellular as well as Voice, Data and Video over IP networks. Its solutions are used in the development and installation of network equipment and in the maintenance of operational networks. The Company's products facilitate fault management, network service performance monitoring and analysis, troubleshooting and pre-mediation. RADCOM's shares are listed on both the Nasdaq Capital Market and the Tel Aviv Stock Exchange under the symbol RDCM. For more information, please visit www.RADCOM.com.

Risks Regarding Forward-Looking Statements

Certain statements made herein that use the words “estimate,” “project,” “intend,” “expect,” “'believe” and similar expressions are intended to identify forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks and uncertainties that could cause the actual results, performance or achievements of the Company to be materially different from those that may be expressed or implied by such statements, including, among others, changes in general economic and business conditions and specifically, decline in the demand for the Company’s products, inability to timely develop and introduce new technologies, products and applications, and loss of market share and pressure on prices resulting from competition. For additional information regarding these and other risks and uncertainties associated with the Company’s business, reference is made to the Company’s reports filed from time to time with the United States Securities and Exchange Commission. The Company does not undertake to revise or update any forward-looking statements for any reason.